EXHIBIT 10.1

                       DATED THIS 17TH DAY OF APRIL, 2006



                              TWO WAY MEDIA LIMITED

                                     - AND -

                                ZONE 4 PLAY INC.

                                     - AND -

                           LADBROKES E-GAMING LIMITED


                      ------------------------------------

                            MASTER SERVICES AGREEMENT

                      ------------------------------------



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THIS AGREEMENT is made the  17th  day of  April,    2006

BETWEEN:

(1) TWO WAY MEDIA LIMITED, a company incorporated in England and Wales, whose registered office is at 19 Bolsover Street, London W1W 5NA (registered number 4904168) ("TWTV");

(2) ZONE 4 PLAY INC., a company registered under the laws of Delaware and whose principal place of business is at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 U.S.A ("Z4P"); and

(3) LADBROKES E-GAMING LIMITED, a company incorporated in England and Wales, whose registered office is at Maple Court, Central Park, Reeds Crescent, Watford, Hertfordshire WD24 4QQ (registered number 03962991) ("THE CUSTOMER")

WHEREAS:

A. The Customer wishes to obtain from TWTV and Z4P (together the "SERVICE PROVIDERS") certain professional services relating to interactive TV content and technology and the Service Providers wish to provide such professional services to the Customer.

B. Therefore the parties have agreed to enter into this master services agreement.

IT IS AGREED as follows:

1    DEFINITIONS AND INTERPRETATION

1.1 The following words and expressions shall have the following meanings unless the context otherwise requires:

'Acceptance         means the process as set out in Clause 2.8 for
Test Process'       demonstrating acceptance of a Project Deliverable against
                    the Project Specification;

'Agreement'         means each agreement in the form of these terms and
                    conditions, Schedule 1 and the terms and conditions of the relevant Statement of Work as further detailed in Clause
                    2.1 below;

'Associated         means a group undertaking (as such term is defined in
Company'            sections 258 and 259 of the Companies Act 1985);

'Business Day'      means a day (other than a Saturday, Sunday or a bank
                    holiday) on which banks are open in London for business;

'Change'            shall have the meaning set out in Clause 2.5;

'Change Control     means the process described in Clause 2.5;
Request'

'Confidential       means all technical and non-technical documentation or
Information'        information (whether written, oral or in electronic form) of either party, including information relating to data, patents, copyrights, trade secrets and proprietary information, techniques, ideas, principles, concepts, inventions, know-how and processes, apparatus, equipment, algorithms, software programs, software source documents and/or formulae;


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'Customer           means, as set out in or as attached to the relevant
Deliverable'        Statement of Work, any work product, deliverable, material, information and/or data which the Customer is to deliver at its cost to TWTV and/or Z4P to enable the Service Providers to properly perform Services;


'Event of Force     means any cause beyond a party's reasonable control,
Majeure'            including Acts of God or the public enemy, riots and
                    insurrection, war, industrial action, flood, fire, embargos, judicial or government action and acts of civil or military authority;

'Intellectual       means all intellectual property rights of either party of
Property Rights'    any nature whatsoever throughout the world for the full
                    unexpired period of any such rights and any extensions and/or renewals thereof and including all and any:

                    (a) patents, registered trade marks, service marks, copyright, designs and any and all applications for registration of any of the same wherever made; and

                    (b) unregistered trade marks, service marks, designs, design right and copyright; and

                    (c) know-how, trade secrets and confidential information howsoever arising; and

                    (d) computer software database rights and semi-conductor topographies and any right or interest in any of the foregoing;

'Losses' means any liability, damage, expense, loss, claim or cost (including reasonable fees and expenses of solicitors and other professionals and specialists);

'Price' means the price payable for Services as set out in the relevant Statement of Work;

'Project            means, as set out in the relevant Statement of Work, any
Deliverable'        bespoke work product, deliverable or material, including any idea, concept, design, format, specification, software program, hardware, component, documentation, information and/or data developed, invented and/or prepared by or on behalf of TWTV and/or Z4P in the course of performing
                    Services or which result from TWTV's or Z4P's use of a Customer Deliverable or which are otherwise to be provided to the Customer hereunder and which may include TWTV
                    Property and/or Z4P Property;


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'Project Plan'      means, as set out in or attached to the relevant Statement of Work, the project plan and time lines for the relevant Services to be performed thereunder, including the project start date, the scheduled completion date and any material project milestones or assessment points;

'Project            means the project specification as described in Section A.2
Specification'      of the relevant Statement of Work;


'Purchase Order'    means, where applicable, the Customer's purchase order for
                    Services;

'Service Provider   means the TWTV Documentation and the Z4P Documentation;
Documentation'

'Service Provider   means the Z4P Property and the TWTV Property;
Property'

'Service Provider   means the Z4P Technology and the TWTV Technology;
Technology'

'Services'          means, in the case of each relevant Statement of Work, the services to be performed by the Service Providers as summarised in the "Services Description" and as more particularly defined in each of the project stages and including the development and/or delivery of Project
                    Deliverables;

'Services           means the written services description as set out in Section
Description'        A.1 of the relevant Statement of Work;

'Statement          shall have the meaning set out in Clause 2.2;
of Work'

'Site' means the place(s) where the Customer requires the Services to be performed or delivered;

'Sub-Contractor'    shall have the meaning set out in Clause 2.12;

'TWTV               means any TWTV documentation, manuals or user guides as
Documentation'      written in the English language as provided by TWTV to the
                    Customer in relation to Services, together with all updates of the same (if any) as provided from time to time;

'TWTV Property'     means:-

                    (a) any work product, deliverable or material, including any idea, concept, design, format, specification, software program, component, documentation, information and/or data;

                    (b)  the TWTV Technology; and/or

                    (c)  any TWTV Documentation;

                    which is developed, invented, prepared or discovered by or on behalf of TWTV or is licensed in by TWTV either (i) prior to the date hereof or (ii) during the term of this Agreement other than in connection with any Services performed under a Statement of Work or otherwise under this Agreement;


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'TWTV Technology'   means the proprietary technology and software of TWTV in all electronic forms, including any software program, source code, object code, tool or module forming part of and/or supporting the development, functionality and operation of such technology and software, together with all information in eye-readable form supporting the same, except that any TWTV Technology licensed hereunder shall not include any rights to such source code unless expressly consented to by TWTV or otherwise set out herein;

'Territory'         means the United Kingdom of Great Britain and Northern
                    Ireland, Eire, the Channel Islands and the Isle of Man; and

'Z4P                means any Z4P documentation, manuals or user guides as
Documentation'      written in the English language as provided by Z4P to the
                    Customer in relation to Services, together with all updates of the same (if any) as provided from time to time;

"Z4P Property"      means:-

                    (a) any work product, deliverable or material, including any idea, concept, design, format, specification, software program, component, documentation, information and/or data;

                    (b)  the Z4P Technology; and/or

                    (c)  any Z4P Documentation;

                    which is developed, invented, prepared or discovered by or on behalf of Z4P or is licensed in by Z4P either (i) prior to the date hereof or (ii) during the term of this Agreement other than in connection with any Services performed under a Statement of Work or otherwise under this Agreement;

'Z4P Technology'    means the proprietary technology and software of Z4P in all electronic forms, including any software program, source code, object code, tool or module forming part of and/or supporting the development, functionality and operation of such technology and software, together with all information in eye-readable form supporting the same, except that any Z4P Technology licensed hereunder shall not include any rights to such source code unless expressly consented to by Z4P or otherwise set out herein.


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1.2  The headings in this Agreement are for convenience only and shall not affect their interpretation.

1.3 Any references in this Agreement to a statute or a provision of a statute shall be construed as a reference to that statute or provision as amended, re-enacted or extended at the relevant time.

1.4 Words in the singular shall include the plural and vice versa. References to a "person" shall include any individual, firm, unincorporated association or body corporate.

1.5 References in this Agreement to Clauses and Schedules shall be to clauses of and the schedules to this Agreement. References in this Agreement to Parts and Sections shall be to parts and sections of the Schedules. The Schedules form part of and shall be deemed incorporated in this Agreement.

1.6 In this Agreement any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2    SERVICES; STATEMENT OF WORK

2.1 STATEMENT OF WORK: Each Statement of Work shall be a separate contract incorporating the terms and conditions set out herein and upon execution by the parties of the relevant Statement of Work this shall be deemed to be binding and form each agreement. Reference to this Agreement shall mean collectively these terms and conditions, Schedule 1 and the terms and conditions of the relevant Statement of Work (and any annexes thereto). In the event of any conflict or inconsistency between the terms and conditions of this master services agreement and any Statement of Work, the terms of the relevant Statement of Work will prevail. Each Statement of Work will include or describe, without limitation, the following:- (a) Services Description and Project Specification; (b) Project Plan; (c) Customer Deliverables (if any); (d) Project Deliverables; (e) Price; (f) any Acceptance Test Process; (g) any necessary right of use of any Service Provider Property comprised within or provided as necessary for the use and operation of a Project Deliverable; and (h) any variation to the terms of this Agreement. For the avoidance of doubt, the items set forth in each Statement of Work shall apply only to that particular Statement of Work, unless such Statement of Work specifically states otherwise. Each party shall promptly supply the other party with all such information and assistance as the other party may reasonably request to enable the other party to exercise its rights and to perform its obligations under the relevant Statement of Work. Each party shall ensure that all such information is correct to the best of its knowledge at the time of such provision. Before the execution of any Statement of Work both parties shall, unless otherwise agreed in writing, be liable to bear their own costs in relation to any proposed work.

2.2 PROVISION OF SERVICES: The Service Providers will during the term of this Agreement provide Services to the Customer on a project-by-project basis as mutually agreed upon between the parties, which agreement shall be evidenced by the parties' execution of a relevant Statement of Work. Each party shall perform its obligations hereunder in accordance with the provisions of this Agreement and the relevant Statement of Work. A Statement of Work for "initial Services" is attached hereto as Exhibit 1.


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2.3  CANCELLATION OF STATEMENT OF WORK: The Customer may terminate (without prejudice to the accrued rights and liabilities of either party under the contract of which such Statement of Work forms part, as described in Clause
     2.1 above) a Statement of Work upon giving either of TWTV or Z4P no less than sixty (60) days' written notice. From the effective date of termination of the Statement of Work ("CANCELLATION DATE"), the Service Providers shall cease to be bound to deliver and the Customer shall cease to be bound to receive delivery of Services to which the terminated Statement of Work relates. The Customer shall be and remain fully liable to the Service Providers for (a) all fees and payments due and payable by the Customer to the Service Providers for any Services rendered up to the Cancellation Date and any Project Deliverables accepted and/or capable of acceptance as at the Cancellation Date and (b) an amount equal to fifty per cent. (50)% of the remaining Development Fees which would have become due and payable to the Service Providers if the Customer had not cancelled the Statement of Work and the Service Providers had continued to perform and had completed the Services as contemplated thereunder. For the avoidance of any doubt, cancellation of any Statement of Work under this Clause 2.3 shall not affect any other obligations existing under any other Statement of Work.

2.4 ORDERING SERVICES: The Customer shall order the Services to be performed by submitting its Purchase Order to the Service Providers within five (5) business days of the parties signing the relevant Statement of Work. Each Purchase Order issued shall be binding on the parties and each party shall be obliged to fulfil its obligations under the Purchase Order in accordance with this Agreement. The provisions of this Agreement and of the relevant Statement of Work shall apply to the Services so ordered and the Price payable, and the terms and conditions on the reverse of any Purchase Order, or any acknowledgement, invoice or other document shall not apply. Any Associated Company of the Customer shall be entitled to enjoy the benefit of this Agreement and any such Associated Company may in place of the Customer issue Purchase Orders pursuant to this Agreement. Accordingly, references in this Agreement to the Customer shall be deemed to be to the Associated Company of the Customer submitting the Purchase Order. Notwithstanding the foregoing, the Customer shall be and remain fully liable for the obligations and liabilities of each Associated Company of the Customer that issues a Purchase Order pursuant to this Agreement as if the Customer itself had submitted such Purchase Order.

2.5 CHANGE CONTROL REQUEST PROCESS: Each party may, in accordance with the procedure set out in Schedule 1, submit to the other parties a request for a change, revision or modification to Services being performed and/or Project Deliverables being provided under a Statement of Work ("CHANGE") as a Change Control Request.

2.6 DELIVERY: Without prejudice to Clauses 6 and 7 below and/or any relevant service level agreement annexed to any Statement of Work, risk of damage to or loss of any Project Deliverable shall pass to the Customer upon delivery of the same by the Service Providers.

2.7 TESTING/ACCEPTANCE: At the end of each project stage or as set out in the relevant Project Plan, the Service Providers shall deliver the relevant Project Deliverable, where such Project Deliverable is capable of testing, to the Customer for acceptance testing in accordance with this Clause ("ACCEPTANCE TEST PROCESS"). The Customer shall (without prejudice to any rights or remedies hereunder), in accordance with the timelines of the Project Plan, either accept or reject the relevant Project Deliverable. The Customer shall only be entitled to reject any such Project Deliverable if it deviates from or fails the specifications (and/or the relevant part of the Project Specification) set forth in the applicable Statement of Work or otherwise fails to comply with the terms hereof (except where any such failure is attributable to an Event of Force Majeure or to any act or omission of the Customer itself or of its Sub-contractors) and notifies the Service Providers of such fact in writing fully describing the reason for such rejection. The Customer shall be deemed to have accepted the relevant Project Deliverable if the Customer fails to accept or reject this within the applicable testing period set out in the Project Plan. Once a Project Deliverable is agreed and signed-off by the Customer, the Service Providers will commence work on the next project stage (as set out in the relevant Project Plan). In the event that the Customer rejects the relevant Project Deliverable in accordance with the above, the Service Providers shall promptly modify the relevant Project Deliverable so that it conforms with the relevant specification and/or the relevant part of the Project Specification and submit the same for repeat testing by the Customer in accordance with this Clause 2.7. If the relevant Project Deliverable fails the acceptance tests on more than three occasions the Customer shall be entitled to terminate this Agreement immediately on notice. In the event of such termination, the Service Providers shall promptly refund all monies already paid by the Customer hereunder in respect of the relevant Statement of Work.


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2.8  CUSTOMER'S DELAY: The Customer acknowledges that in order for the Service
     Providers to perform their obligations hereunder and in a timely manner the Customer must in a timely manner deliver the Customer Deliverables in accordance with and/or perform its obligations under the Project Plan. The Service Providers shall not have any liability to the Customer for any failure to perform the Services or any delay to performing the Services to the extent that such failure or delay was caused by either (a) the Customer's failure to deliver any Customer Deliverable in accordance with the Project Plan, (b) any defect in and/or any failure of a Customer Deliverable following delivery of the same, and/or (c) the Customer's failure to perform its obligations under the Project Plan, and for each day of delay where but for the Customer's failure such delay would not have occurred an additional day will be added to the applicable project stage of the Project Plan.

2.9 NON-EXCLUSIVITY: This Agreement is on a non-exclusive basis, therefore, subject at all times to Clauses 5.4 and 10.1 and (in the case of the Statement of Work set out in Exhibit 1) subject to paragraph I of Exhibit 1, nothing in this Agreement shall preclude any of the Service Providers from entering into such an agreement with any other third party and using their technology, Intellectual Property Rights, information and general knowledge, skills and experience.

2.10 PERSONNEL: Each party shall appoint and maintain (a) a project manager who shall have authority to take all necessary decisions concerning the project time lines and the technical performance and delivery of Project Deliverables, and (b) an account manager to manage the implementation of this Agreement and the ongoing commercial relationship. Each party shall provide sufficient numbers of suitably skilled, experienced and competent persons to perform its respective obligations hereunder.

2.11 SITE ATTENDANCE: If it is agreed between the parties that authorised personnel of the Service Providers will be required to attend at a Site for the purposes of enabling the Service Providers to properly perform Services, the Customer shall provide the authorised personnel of the Service Providers with all necessary access to such Site (provided that the Customer may refuse to admit, or may order the removal of, any personnel of the Service Providers who in the reasonable opinion of the Customer is or are not fit to be present at any Site). The Service Providers shall take reasonable care to ensure that, in properly performing Services at a Site that the Service Providers' personnel do not interfere with the operations of the Customer or its Sub-Contractors unless specifically directed to do so by an authorised representative of the Customer or a Sub-Contractor. If it is necessary for the Service Providers to remove or disconnect any existing equipment or systems at a Site in order to enable the Service Providers to properly perform their obligations hereunder, the Customer shall provide the Service Providers with or procure the provision of all such assistance or supervision as is necessary to facilitate and ensure the safe removal or disconnection of the same.

2.12 SUB-CONTRACTORS: The Service Providers shall, to the extent called for under the relevant Statement of Work or as the Customer may reasonably request, be required to coordinate with the agents, contractors, sub-contractors or consultants of the Customer, including, without limitation, services providers, systems integrators and project managers (collectively, "SUB-CONTRACTORS"). The Service Providers will take reasonable instructions from a Sub-Contractor and act upon these as if such instructions came from the Customer itself. The Customer shall be and remain liable for any instructions of or any acts or omissions of a Sub-Contractor. For the avoidance of doubt, no Sub-Contractor shall have authority to execute any Change Control Request without evidence of the Customer's express written permission to do so. The Customer will ensure that any Sub-Contractor is party to non-disclosure or confidentiality agreements in connection with the Sub-Contractor's involvement in any Services.


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2.13 REPORTING: The Service Providers shall maintain all relevant reports, records and other documents relating to the performance of the Services and shall, if so requested by the Customer at its own expense and on reasonable written notice, provide the Customer with copies of such reports, records and other documents twice in every twelve (12) month period during the term of this Agreement and once in the twelve (12) month period following the expiry of the term of this Agreement.

3    PAYMENT

3.1 PRICE: The Price for Services shall be as set out in the relevant Statement of Work.

3.2  INVOICES:

     3.2.1 Invoices shall be due for payment within thirty (30) days of the date of receipt unless expressly stated otherwise in the relevant Statement of Work. Except as expressly provided otherwise all sums due to be paid to the Service Providers by the Customer shall be payable to the credit of TWTV at:-

          NAME OF ACCOUNT:             Two Way Media Limited t/a Two Way TV
          NAME AND ADDRESS OF BANK:    Royal Bank of Scotland, London City
                                       Commercial Centre, 7th Floor, 280
                                       Bishopsgate, London EC2M 4RB

          ACCOUNT NUMBER:              21988963

          SORT CODE:                   15-10-00

          SWIFT CODE:                  RBOSGB2L

          IBAN No.:                    GB44RBOS15100021988963

          or, at such other bank account as designated in writing by the Service Providers to the Customer from time to time. Z4P acknowledges that payment by the Customer to TWTV shall constitute a valid discharge in full of its payment obligations to the Service Providers and that Z4P shall look solely to TWTV for sums due to it hereunder.

     3.2.2 Upon receipt of funds from Customer, TWTV shall inform Z4P of the amount due to Z4P under the Statement of Work and within five (5) days of receiving an invoice for said amount from Z4P, shall deliver to Z4P any sums due to Z4P as per the Statement of Work.

3.3 INTEREST: Interest will accrue on late payments at the rate of two per cent. (2%) per annum above the base rate of HSBC bank or the maximum rate permitted by law, whichever is less, and from the due date of such overdue amount until the date of the payment in full, whether before or after any judgment. Any such interest shall accrue and be calculated on a daily basis.

3.4 AUDIT RIGHTS: The Customer shall have the right at its own expense to appoint an independent auditor to inspect or audit the Service Providers' records and accounts for the purpose of verifying any invoice of the Service Providers calculated on a "time and materials" basis, once in every twelve (12) month period during the term of this Agreement and once in the twelve (12) month period following the expiry of the term of this Agreement, and on not less than thirty (30) days' prior written notice to the Service Providers and subject always to such independent auditor signing a confidentiality agreement with the Service Providers on terms reasonably acceptable to the Service Providers.

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4    TERM & TERMINATION

4.1 TERM: Following signature of this master services agreement and signature of the relevant Statement of Work, the term of this Agreement shall be as set out in the relevant Statement of Work, unless it is terminated earlier pursuant to this Agreement.

4.2  TERMINATION FOR CAUSE:

     4.2.1 The Customer may terminate this Agreement immediately upon written notice to the Service Providers at any time if any of the Service Providers is in breach of any material obligation under this Agreement or is in persistent breach of any obligation under this Agreement and where such breach is capable of remedy fails to remedy such breach within thirty (30) days of written notice to remedy the same.

     4.2.2 Each Service Provider (with the prior written consent of the other Service Provider, which consent the Customer shall not be obliged to verify) may terminate this Agreement immediately upon written notice to the Customer at any time if the Customer is in breach of any material obligation under this Agreement or is in persistent breach of any obligation under this Agreement and where such breach is capable of remedy fails to remedy such breach within thirty (30) days of written notice to remedy the same, such notice stating that failure to remedy the breach may give rise to termination under this Clause 4.2.2.

4.3 TERMINATION FOR INSOLVENCY: Each Service Provider (with the prior written consent of the other Service Provider, which consent the Customer shall not be obliged to verify) or the Customer may terminate this Agreement immediately upon written notice to the other parties at any time if one of the other parties becomes insolvent or becomes the subject of a winding up order (of any type) or an administration order, or has an administrative receiver appointed (including under the Law of Property Act), or compounds with its creditors, enters into a company voluntary arrangement or scheme of arrangement.

4.4 CONSEQUENCES OF TERMINATION: In the event of expiry or termination of this Agreement howsoever arising (a) all fees and payments due and payable by the Customer to the Service Providers for Services up to the date of expiry or termination of this Agreement shall become immediately due and payable,
     (b) except as otherwise expressly provided for under a Statement of Work and/or under Clause 5.4, all rights and licences granted hereunder shall cease at the date of expiry or termination of this Agreement, and (c) each party shall within thirty (30) days of the date of expiry or termination of this Agreement return to the other parties all of the other parties' Confidential Information together with any copies made thereof, including copies in all forms, partial and incomplete, on any types of media and in any computer memory, and (if requested in writing) certify to the other parties in writing that it has strictly complied with this obligation and has not retained any copies of the other parties' Confidential Information. Each party's further rights and obligations shall cease immediately on termination of this Agreement, but termination does not affect each party's accrued rights and obligations as at the date of termination and save that Clauses 1, 2.1, 2.13, 3.3, 4.4, 5, 6, 7, 9, 10.1, 10.2, 10.3, 10.5, 10.6,
     10.7, 10.8, 10.9, 10.11, 10.12, 10.13, 10.15, 10.16, 10.17, 10.18 and such other Clauses and/or Exhibits and/or Annexes of this Agreement as are necessary for the interpretation and enforcement hereof shall survive any termination or expiry of this Agreement.


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4.5  TERMINATION BY ONE SERVICE PROVIDER: Where one Service Provider terminates this Agreement the other Parties may either terminate this Agreement on thirty (30) days' prior written notice to the other or otherwise agree to continue the Agreement provided that the remaining Service Provider shall take on the future liabilities and obligations of the terminating Service Provider and procure any rights necessary from the terminating Service Provider which are necessary to enable the continued use by the Customer of all Project Deliverables.

5    INTELLECTUAL PROPERTY RIGHTS

5.1 TWTV'S PROPRIETARY RIGHTS: All rights of ownership, title, interest or otherwise in the Intellectual Property Rights of TWTV in any TWTV Property (including any TWTV Property comprised within or provided as part of any Project Deliverable) are expressly reserved by TWTV and shall vest in and remain the sole and absolute property of TWTV and its licensors. The Customer expressly acknowledges TWTV's ownership, title, interest or otherwise in the Intellectual Property Rights in the TWTV Property. The Customer agrees to hereby immediately assign to TWTV by way of future assignment, the Customer's entire right and interest which the Customer acquires (if any) in any TWTV Property or where such right or interest cannot be assigned grant to TWTV a royalty free licence in perpetuity to the same and the Customer will at TWTV's expense execute any documents in connection therewith that TWTV may reasonably request.

5.2 Z4P'S PROPRIETARY RIGHTS: All rights of ownership, title, interest or otherwise in the Intellectual Property Rights of Z4P in any Z4P Property (including any Z4P Property comprised within or provided as part of any Project Deliverable) are expressly reserved by Z4P and shall vest in and remain the sole and absolute property of Z4P and its licensors. The Customer expressly acknowledges Z4P's ownership, title, interest or otherwise in the Intellectual Property Rights in the Z4P Property. The Customer agrees to hereby immediately assign to Z4P by way of future assignment, the Customer's entire right and interest which the Customer acquires (if any) in any Z4P Property or where such right or interest cannot be assigned grant to Z4P a royalty free licence in perpetuity to the same, and the Customer will at Z4P's expense execute any documents in connection therewith that Z4P may reasonably request.

5.3 CUSTOMER'S PROPRIETARY RIGHTS: All rights of ownership, title, interest or otherwise in the Intellectual Property Rights of the Customer in the Customer Deliverables are expressly reserved by the Customer and shall vest in and remain the sole and absolute property of the Customer and its licensors. The Service Providers expressly acknowledge the Customer's ownership, title, interest or otherwise in the Intellectual Property Rights in the Customer Deliverables. The Service Providers hereby assign to the Customer, their entire right and interest which they acquire (if any) in any Customer Deliverables or where such right or interest cannot by applicable law be assigned grant to the Customer a royalty free licence in perpetuity to the same and the Service Providers will execute any documents in connection therewith that the Customer may reasonably request. The Customer hereby grants to the Service Providers a non-exclusive licence during the Term to use the Customer Deliverables only to the extent necessary to enable the Service Providers to fulfil their obligations under this Agreement.

5.4 PROJECT DELIVERABLES: Notwithstanding any other provision of this Agreement, but subject always to the Service Providers' proprietary rights pursuant to Clauses 5.1 and 5.2 above the ownership of all Intellectual Property Rights in each Project Deliverable shall vest in and remain the sole and absolute property of the Customer.

     5.4.1 Each of the Service Providers hereby assigns to the Customer with full title guarantee all legal and beneficial rights, title and interest in each Project Deliverable (excluding any Z4P Property and/or TWTV Property comprised therein) and all compiled executable code and underlying source code comprised in each Project Deliverable, so far as the same may by law be assigned, and the Intellectual Property Rights in and in relation to the same (and the full, exclusive, unfettered world-wide rights to use the same for any purpose).

     5.4.2 For the avoidance of doubt, each of the Service Providers and the Customer agree that they may not use the rights granted pursuant to
          5.4.1 above without the other parties' prior written consent which shall not be unreasonably withheld, delayed or conditioned. In the event that Customer wishes to utilise the Project Deliverables otherwise than in combination with the Z4P Property and/or TWTV Property and the Service Providers do not wish to contribute a share of the costs of integrating a replacement for the Z4P Property and/or TWTV Property within the Project Deliverables (such costs to be negotiated and reasonably allocated between the parties in good faith), the Service Providers undertake to provide such consent without delay.

     5.4.3 The Service Providers grant to the Customer a non-exclusive licence for the Term of the relevant Statement of Work to use any TWTV Property and/or Z4P Property related to and/or comprised in the Project Deliverables (or which are otherwise necessary for the use and/or exploitation by the Customer of any Project Deliverable) in the Territory, solely for the purposes contemplated in the relevant Statement of Work.

     5.4.4 Subject to paragraph I of Exhibit 1, the Customer grants to the Service Providers a perpetual non-exclusive licence to use any source code in the Project Deliverables for other applications it creates or develops in the future.

     5.4.5 For the avoidance of doubt the Customer shall be able to utilise the Project Deliverables in the course of making the Applications available on the Sky Platform.

5.5  INTENTIONALLY DELETED.

5.6 LICENCE OF CUSTOMER DELIVERABLES: All licences in respect of any Customer Deliverables which the parties agree that the Service Providers will require for use and operation of delivering the relevant corresponding Project Deliverable shall be as set forth in the relevant Statement of Work

5.7 RESTRICTIONS ON LICENCE: Where any party grants to another party a licence under this Agreement in any of their respective property, the licensee shall not except as expressly set forth in this Agreement or with the prior written consent of the licensing party:

     5.7.1 exceed the scope of the rights and licence granted;

     5.7.2 reverse engineer, decompile, disassemble (in each case save as permitted by applicable law) or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the software in any licensed property;

     5.7.3 combine all or any part of the licensed property with any other third party system or technology;

     5.7.4 modify, translate or create derivatives based on the licensed property;

     5.7.5 remove any copyright, trademark, patent or other proprietary notices which appears on the licensed property or any copies thereof. Notwithstanding the foregoing, the parties acknowledge and agree that the only branding and/or trade marks that shall be displayed on the Applications (as defined in Exhibit 1) shall be those of Ladbrokes;

     5.7.6 use or exploit the licensed property outside the Territory save that the Service Providers acknowledge that although the Applications (as defined in Exhibit 1) are intended to be made available on the Sky Platform by satellite for reception in the Territory, such broadcasts may be capable of reception outside the Territory due to the inherent capability of satellites to beam down signals which are not confined to territorial boundaries ("OVERSPILL"). The Service Providers further acknowledge that the rights herein granted to the Customer include the right to make available the Applications by satellite which may cause Overspill. The Service Providers agree that the occurrence of Overspill shall not constitute a breach of this Agreement; and

     5.7.7 use the trademarks or branding of the other save as expressly set out in this Agreement.

6    WARRANTIES

6.1  SERVICE PROVIDERS WARRANTIES: each of the Service Providers warrants that:

     6.1.1 it has full power and authority to enter into this Agreement;

     6.1.2 the performance of the Services and the Project Deliverables will comply with all applicable laws, regulations, orders and decrees in the Territory;

     6.1.3 the Project Deliverables (excluding any Customer Deliverables or any items or components thereof comprised within or forming part of any Project Deliverable) shall not infringe any third party Intellectual Property Rights in the Territory;

     6.1.4 the Project Deliverables will, if operated and maintained by the Service Providers on behalf of the Customer or if operated and maintained by or on behalf of the Customer in accordance with the Service Providers' reasonable instructions, comply with and operate and perform in accordance with the Project Specification;

     6.1.5 all of the Project Deliverables will be delivered in a timely manner;

     6.1.6 notwithstanding Clause 6.1.6 below, it will not (and the Project Deliverables will not) do anything to undermine or damage or prejudice any other service or channel distributed upon the relevant set top box e.g. upon Telewest or upon Sky, and/or the relevant systems e.g. cable or satellite (including without limitation any electronic programme guide);

     6.1.7 it shall in the event that the Project Deliverables have, or are likely to have, a prejudicial effect on the relevant set top box or any part of the relevant systems or any other service or channel distributed upon the relevant systems, forthwith upon becoming aware of the same, notify Customer of such issue with the Project Deliverables and shall promptly take such actions as are necessary to correct such prejudicial effect and prevent the same recurring;

     6.1.8 that no element of the Services shall contain or include any virus, worm or other harmful or contaminating element;

     6.1.9 it shall perform its obligations hereunder using all due skill and care and in accordance with professional industry standards applicable from time to time; and

     6.1.10 ensure the Project Deliverables are compatible with Ladbrokes' systems and Sky's systems at the time of delivery of the Project Deliverables.

6.2  CUSTOMER WARRANTIES: The Customer warrants that:

     6.2.1 it has the full power and authority to enter into this Agreement;

     6.2.2 it will comply with all applicable laws, regulations, orders and decrees in the Territory in relation to the use or exploitation of any Project Deliverable; and

     6.2.3 the Customer Deliverables or their use and exploitation as contemplated by the relevant Statement of Work shall not infringe any third party Intellectual Property Rights in the Territory.

6.3 THIRD PARTY CLAIMS: In the event of any actual third party claim of any kind whatsoever against a party to this Agreement relating to a warranty given by another party, the party in receipt of such third party claim shall promptly notify the warrantor in writing of the third party claim of which it has notice together with reasonable written detail of the basis of and the facts surrounding such third party claim, shall make no admissions without the warrantor's consent, and at the warrantor's request and expense allow the warrantor to conduct and/or settle all negotiations and litigation and give the warrantor all reasonable assistance. The costs incurred or recovered in any negotiations or litigation resulting from the third party claim shall be for warrantor's account. If any of the Services and/or Project Deliverables are discovered to be effectively infringing the rights, including the Intellectual Property Rights, of any third party in the Territory (excluding any infringement resulting from a Customer Deliverable or the performance of any Customer obligation by or on behalf of the Customer), the Service Providers shall without prejudice to the Customer's other rights and remedies at no extra cost to the Customer either procure all such rights and licences as required to enable them to continue to perform the Services and/or the Customer to use and exploit the Project Deliverables, or the Service Providers shall modify or replace the Services and/or Project Deliverables so affected so that these become non-infringing.

6.4 It is acknowledged that in order for some of the obligations of each of the parties to be carried out fully and in a timely manner pursuant to this Agreement the other parties must comply with their corresponding obligations contained herein and:

     6.4.1 the Service Providers shall have no liability to the Customer for any failure to perform an obligation to the extent that it is occasioned solely by the Customer's failure to comply with such corresponding obligation; and

     6.4.2 Customer shall have no liability to the Service Providers for any failure to perform an obligation to the extent that it is occasioned solely by the Service Providers' failure to comply with such corresponding obligation.

7    INDEMNIFICATION

7.1 INDEMNIFICATION BY THE SERVICE PROVIDERS: the Service Providers shall jointly and severally (but not each) indemnify the Customer in full:

     7.1.1 up to a maximum aggregate sum of (pound)250,000 (two hundred and fifty thousand pounds) per Statement of Work against all Losses suffered or incurred by the Customer as a result of or in connection with any claim arising out of a breach of any of the warranties at Clauses 6.1 (excluding the warranties at Clauses 6.1.6, 6.1.7 and/or 6.1.8). In the event that the maximum aggregate sum of (pound)250,000 is recovered by the Customer from one of the Service Providers, the Customer shall not be able to receive any further indemnification from the other Service Provider; and

     7.1.2 up to a maximum aggregate sum of (pound)1,000,000 (one million pounds) per Statement of Work against all Losses suffered or incurred by the Customer as a result of or in connection with any claim arising out of a breach of any of the warranties at Clauses 6.1.6, 6.1.7,
          6.1.8 and 6.1.10. In the event that the maximum aggregate sum of (pound)1,000,000 is recovered by the Customer from one of the Service Providers, the Customer shall not be able to receive any further indemnification from the other Service Provider but the Customer shall be entitled forthwith to terminate this Agreement by notice to in writing to the Service Providers.

7.2 INDEMNIFICATION BY THE CUSTOMER: the Customer shall indemnify the Service Providers in full up to a maximum aggregate sum of (pound)250,000 (two hundred and fifty thousand pounds) per Statement of Work against all Losses suffered or incurred by any of the Service Providers as a result of or in connection with any claim arising out of a breach of any of the warranties at Clauses 6.2.

7.3 IPR INDEMNITY: notwithstanding Clause 9, the Service Providers shall jointly and severally (but not each) defend, indemnify and keep indemnified the Customer and any Associated Company of the Customer and hold them harmless forthwith on demand up to a maximum aggregate sum of (pound)3,000,000 (three million pounds) per Statement of Work against all Losses suffered by the Customer and/or any Associated Company of the Customer in respect of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights relating to any Project Deliverable or any part thereof (or the use and/or exploitation thereof by the Customer and/or any Associated Company of the Customer) made by any third party. In the event of any such Claim the Customer shall:

     7.3.1 notify the Service Providers in writing of any such claim; and

     7.3.2 give the Service Providers (at the Service Providers' own cost) conduct of the defence of such claim and all related settlement negotiations; and

     7.3.3 provide the Service Providers with reasonable assistance, information, and authority necessary to act in accordance with Clause 7.3.2, all out-of-pocket expenses incurred by the Customer and/or any Associated Company of the Customer in providing such assistance, information and authority to be reimbursed by the Service Providers.

7.4 ADDITIONAL INDEMNITY: notwithstanding Clause 9, the Service Providers shall jointly and severally (but not each) defend, indemnify and keep indemnified the Customer and any Associated Company of the Customer and hold them harmless forthwith on demand up to a maximum aggregate sum of (pound)3,000,000 (three million pounds) per Statement of Work against all Losses suffered by the Customer and/or any Associated Company of the Customer as a result of or in connection with any claim by Sky Interactive Limited against Ladbrokes or any Associated Company in respect of any Project Deliverable(s) causing or seeking to cause any change to any flash memory, NVRAM or system memory in any 'set top box'.

8    INSURANCE

     REQUIRED INSURANCE: The Service Providers shall at their own cost and in respect of their insurable obligations under this Agreement effect and maintain with reputable and established insurers such insurance to cover such obligations as would be maintained by a reasonably prudent person without unusual or onerous conditions or excesses.

9    LIMITATION OF LIABILITY

9.1 Subject always to any limitation of liability set out under Indemnification in Clause 7 above and/or as otherwise set forth in an applicable Statement of Work, to the extent permitted by law, the total liability of each party to the other parties arising out of or in connection with this Agreement shall not exceed a maximum aggregate of (pound)1,000,000 (one million pounds) in respect of all Losses in relation to all incidents or claims.

9.2 NO INDIRECT OR CONSEQUENTIAL LOSS: No party shall be liable to the other parties, (as the case may be) to the other parties' sub-licensees nor any other person, in contract, tort (including negligence and breach of statutory duty) or otherwise for any indirect or consequential loss or damage (including but not limited to loss of profits, anticipated savings or business opportunities) arising out of or in connection with this Agreement, even if such loss was reasonably authorized or if that party had been advised of the possibility of the other incurring the same.

9.3 Nothing in this Agreement shall exclude or limit any party's liability for any loss or damage, to the extent that such liability cannot under any applicable law be excluded or limited, including without limitation (i) liability for death or personal injury caused by a party's negligence and
     (ii) liability for fraud.

9.4  For the avoidance of any doubt this Clause 9 does not apply to Clauses
     7.2 and 7.4 above.

10   GENERAL

10.1 CONFIDENTIALITY:

     10.1.1 Each party shall during this Agreement and after its termination use all reasonable endeavours to keep confidential (and to ensure that its employees, agents and sub-contractors shall keep confidential) any information relating to this Agreement and the matters to which it relates or any information obtained in the course of dealing between them and shall not use (other than in the manner contemplated by this Agreement) or disclose such information except to the other parties and to their professional advisers or with the prior written consent of the other parties, or in accordance with and solely to the extent of an order of a court or regulatory body of competent jurisdiction or in compliance with professional obligations.

     10.1.2 The covenants set out in this Clause 10 shall cease to be binding on a party hereto in relation to a particular item, as soon as that item of confidential information becomes public knowledge, otherwise than by reason of any breach of this Clause by that party.

10.2 NON-SOLICITATION OF EMPLOYEES: During the term of this Agreement and for a period of six (6) months thereafter no party shall on its own behalf or on behalf of any person directly or indirectly entice or endeavour to entice away from the other parties any employee who was at any time during the term of this Agreement directly involved in performing that party's obligations hereunder.

10.3 DATA PROTECTION: Each party shall comply with the provisions of the Data Protection Act 1998 (the "ACT") and shall ensure that it is properly registered under the Act for such processing of personal data (as defined in the Act) as may be required in the performance of this Agreement. Where as part of any Services, the Service Providers process personal data on behalf of the Customer the Service Providers shall neither acquire any right or interest in such personal data and, subject to the Act (a) act only on instructions from the Customer in relation to such processing, and
     (b) take appropriate technical and organisational measures against unauthorised or unlawful processing of personal data and against accidental loss or destruction of or damage to personal data. This obligation shall include but not be limited to the Service Providers agreeing to keep all personal data confidential and separately from any records to information relating to any provision of content by it to other distributors of enhanced television interactive services and any data relating thereto, and to take appropriate technical and organisational measures against unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data. The Service Providers shall not in any way use or disclose any personal data unless expressly authorised to do so by Customer in writing and shall only use or disclose such personal data in such authorised manner unless in the circumstances where the Service Providers are obliged to disclose any data by law. For the avoidance of doubt, the Service Providers agree that they will not use customers' data obtained hereto to direct market or otherwise promote its products or services or allow third parties to do so or transfer any such data to third parties.

10.4 EXPORT TO USA & CANADA: Regardless of any disclosure made by the Customer to the Service Providers of the ultimate destination of the Project Deliverables or any part thereof, the Customer undertakes not to export, either directly or indirectly, all or any part of the Project Deliverables without having first obtained clearance or a licence to re-export from the USA and/or Canadian Governments or any other government applicable to this Agreement as required under their respective re-export regulations.

10.5 FORCE MAJEURE: No party shall be deemed in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with the terms of this Agreement to the extent that such delays or failure are directly due to an Event of Force Majeure, provided that the affected party uses all reasonable endeavours to overcome or remedy its inability to perform as promptly as possible. If any party is affected by an Event of Force Majeure it shall at the earliest possible moment give written notice thereof to the other parties, specifying the relevant events or circumstances and the delay or default likely to be caused thereby or resulting therefrom, and for so long as such party is affected shall provide regular reports on the likely duration and effect of the same, and on the progress of work to overcome or remedy its inability to perform. If a party's failure to fully perform as a result of the Event of Force Majeure shall continue for more than thirty (30) consecutive days the non-affected parties shall be entitled to give notice terminating this Agreement with immediate effect without any party having any further obligation or liability to the others.

10.6 RELATIONSHIP OF PARTIES: The parties acknowledge that the Service Providers are independent contractors and that the Service Providers' employees are not employees of the Customer. Nothing in this Agreement shall be construed as creating a partnership between the parties or as authorising either party to act as agent for the other. No party shall pledge the credit of or make any promises on behalf of the others unless the same shall have been expressly authorised in writing by the other parties.

10.7 CONTRACT RIGHTS OF THIRD PARTIES: The parties agree that save as is expressly stated in relation to Associated Companies of each party, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement provided that the parties may vary the provisions of this Agreement without requiring the consent of any of Associated Companies, and if any party becomes entitled to rescind or terminate the Agreement it may do so without the consent of any Associated Company.

10.8 CORRUPT GIFTS AND PAYMENTS: No party shall offer or give or agree to give any person employed by or connected with the other parties any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to this Agreement, or for showing or forbearing to show favour or disfavour to any person in relation to this Agreement.

10.9 ASSIGNMENT: Each party may assign any of its rights and obligations under this Agreement to an Associated Company. Otherwise, no party may assign, novate or otherwise transfer the Agreement, whether in whole or in part, or any of its rights or obligations hereunder, to any third party without the prior consent in writing of the other parties, such consent not to be unreasonably withheld or delayed.

10.10 NOTICES: Any notice to be given by one party to the others shall be in writing and sent by prepaid recorded delivery or registered post to the address of the relevant party or by facsimile transmission to the facsimile number of the relevant parties, in each case as set out below. Notices shall be deemed to have been received by the addressee within three (3) business days of posting in the case of notices sent by post and within one
     (1) business day in respect of notices sent by facsimile transmission subject to receipt by the sender of a transmission report indicating that all pages of the notice have been transmitted to the correct facsimile number. Each party may, by notice, designate a different address and/or facsimile number for the receipt of notices under this Clause.

     TWTV's address for service of notices from the date of this Agreement is as follows:-

     F.A.O THE CHIEF EXECUTIVE OFFICER;

     Two Way Media Limited
     19 Bolsover Street
     London W1W 5NA
     Fax:       +44 (0)20 665 4401

     With a copy to Head of Legal
     Fax:       +44 (0)20 665 4401

     Z4P's address for service of notices from the date of this Agreement is as follows:-

     F.A.O THE CHIEF EXECUTIVE OFFICER;
     Zone4Play Ltd
     Kyriat Atitidim, Bldg 2
     Tel Aviv 61580, Israel
     Fax: + 972 (3) 647 27 22

     Copy to: Idan Miller
     Fax: + 972 (3) 647 27 22

     The Customer's address for service of notices from the date of this Agreement is as follows:

     F.A.O Commercial Director
     Ladbrokes E-gaming Limited
     Imperial House
     Imperial Drive
     Rayners Lane
     Harrow
     Middlesex
     HA2 7JW

     Fax: 020 8866 3189

10.11 PUBLICITY: Except as otherwise expressly provided for in the relevant Statement of Work, the parties shall use reasonable endeavours to agree and release a press release describing the subject matter (but not the terms) of this Agreement and the relationship of the parties immediately prior to the launch of the Services. Otherwise, save to the extent required by law, no party shall disclose the existence or terms of the Agreement or any other aspect of the relationship between the parties without the other parties' prior written consent.

10.12 WAIVER: If any party grants any extension of time or indulgence in respect of any breach of any term of this Agreement, or fails at any time to insist upon or enforce any right remedy or power by another, then this shall not be deemed a waiver of any part of or all of this Agreement.

10.13 SEVERABILITY: If any provision of this Agreement shall be held to be void or unenforceable in whole or in part, this Agreement shall continue in force in relation to the unaffected provisions, and the parties will, to the extent permitted by law, use all reasonable endeavours in good faith to re-negotiate the provision held to be void and unenforceable to achieve the same objects.

10.14 DISPUTES: In the event of any material dispute or difference which arises between the parties hereto in connection with or arising out of this Agreement and which is not capable of proper resolution between the parties' respective account managers, any party may request in writing that the parties' respective chief executive officers or equivalent meet in good faith within ten (10) business bays in an attempt to resolve the dispute without recourse to legal proceedings. If the dispute or difference is not reasonably resolved to the mutual satisfaction of the parties as a result of such meeting, any party may (at such meeting or within ten (10) business days from its conclusion) propose to the other in writing that structured negotiations be entered into with the assistance of a neutral advisor or mediator (hereinafter referred to as the "NEUTRAL ADVISOR") to be appointed on terms of reference to be agreed between the parties with the aim of resolving the dispute or difference. Nothing in this Clause 10.14 shall prevent either party from commencing litigation at any time.

10.15 ENTIRE AGREEMENT: This Agreement, together with any schedules, exhibits or appendices attached hereto, constitutes the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all previous arrangements, commitments, understandings and agreements between the parties concerning the subject matter hereof. Nothing in this Clause shall act to exclude or limit either party's liability to the other with respect to fraudulent misrepresentations.

10.16 VARIATION: This Agreement, or any part of it, may only be varied, amended or modified by written agreement of each of the parties.

10.17 LAW AND JURISDICTION: This Agreement shall be subject to and construed and interpreted in accordance with the laws of England and Wales and shall be subject to the exclusive jurisdiction of the Courts of England.

10.18 JOINT AND SEVERAL LIABILITY: All representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by the Service Providers are made, given or entered into jointly and severally by each of the persons comprised in the Service Providers.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be entered into on the day and year first before written.


SIGNED by                                )
duly authorized for and on behalf of     ) /s/ Jean de Fougerolles
TWO WAY MEDIA LIMITED                    )

SIGNED by                                )
duly authorized for and on behalf of     ) /s/ Shimon Citron
ZONE 4 PLAY INC.                         )

SIGNED by                                )
duly authorized for and on behalf of     ) /s/ David Briggs
LADBROKES E-GAMING                       )
LIMITED                                  )

                                   SCHEDULE 1

                         CHANGE CONTROL REQUEST PROCESS

1.   Each party may, in accordance with the procedure set out below in this
     Schedule 1, submit to the others a request for a Change to the agreed form of any Services or Project Deliverables as a Change Control Request.

2. The parties hereby agree that a Change Control Request signed by the parties shall constitute a formal amendment to the Statement of Work. In the event of any conflict or inconsistency between a Change Control Request and a Statement of Work, the terms of the relevant Change Control Request will prevail. No verbal agreement will have any effect until a Change Authorization is signed by each of the parties' respective project managers.

3. Each Change Control Request shall clearly identify in writing (a) the detail of the proposed Change, (b) the party's project manager requesting the Change, (c) the date of the request, and (d) all other matters material to the requested Change.

4. In the case of a Change Control Request submitted by the Customer, the Service Providers shall at no cost to the Customer incorporate such Change Control Request, save that the Service Providers may refuse to incorporate such Change Control Request on reasonable commercial grounds. The Service Providers shall not refuse any such Change Control Request where the relevant change is (in the reasonable opinion of the Service Providers, acting in good faith) of a minor nature and shall implement such Change at no cost to the Customer. If the Service Providers agree to incorporate such Change Control Request, the Service Providers shall within ten (10) business days of the date of its receipt respond in writing to the Customer with: (a) an estimated timetable to carry out the Change; (b) a specification of the Change; (c) detail of any additional deliverables, documentation or training which will need to be provided; and (d) the impact (if any) on any other matters that are the subject of the relevant Statement of Work. In the event that the Service Providers do not agree to incorporate such Change Control Request on reasonable commercial grounds, the Customer may request the Service Providers to undertake the Change Control Request as an additional piece of work chargeable on a time and materials basis (on the basis of the current published rate card of the relevant Service Provider) or at a fixed rate as agreed between the parties at that time.

5. In the case of a Change Control Request submitted by the Service Providers, the Service Providers shall include a cost estimate and timetable for implementing the relevant Change.

6. Further to either the Service Providers' written response pursuant to a Change Control Request submitted by the Customer or a Change Control Request submitted by the Service Providers, the Customer shall within five
     (5) business days respond in writing to the Service Providers and either:
     (a) approve the Change Control Request and arrange for a copy of the approved Change Control Request to be signed by or on behalf of the Customer and returned to the Service Providers; (b) request from the Service Providers further additional information in the form of a revised Change Control Request and cost estimate; or (c) notify the Service Providers of the Customer's rejection of the Change Control Request.

7. Upon approval of any Change Control Request, the Customer will (unless such Change is deemed to be of a minor nature pursuant to paragraph 4 above, in which case the Service Providers shall bear the cost of implementing such Change) prepare a Purchase Order for the agreed cost of the Change or for the aggregate of such number of Changes as shall have been approved (if more than one) as applicable.

8. All preparation of Change Control Requests by one party shall be without charge to the other parties. In the event of any conflicts or inconsistency, the terms of a Change Control Request will prevail over those of the Statement of Work.

NO VERBAL AGREEMENT TO IMPLEMENT A CHANGE WILL HAVE ANY EFFECT UNTIL A CHANGE CONTROL REQUEST IS SIGNED BY THE PARTIES UNDER THE PROCESS SET OUT IN THIS
SCHEDULE 1.

                                    EXHIBIT 1

                                STATEMENT OF WORK

                   (REF: TWTV/Z4P/LADBROKES/SOW/MSA-2005/001)

                                    SERVICES

                                       FOR

        SOFTWARE APPLICATION DEVELOPMENT WORK: ROULETTE INTERACTIVE GAMES

BETWEEN:

TWO WAY MEDIA LIMITED, a company incorporated in England and Wales, whose registered office is at 19 Bolsover Street, London W1W 5NA (registered number 4904168) ("TWTV");

ZONE 4 PLAY INC., a company registered under the laws of Delaware and whose principal place of business is at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803 U.S.A ("Z4P", together with TWTV the "SERVICE PROVIDERS"); and

LADBROKES E-GAMING LIMITED, a company incorporated in England and Wales, whose registered office is at Maple Court, Central Park, Reeds Crescent, Watford, Hertfordshire WD24 4QQ (registered number 03962991) (the "Customer")

This Statement of Work incorporates the terms and conditions already agreed between the parties in the document entitled Master Services Agreement agreed on even date (the "MASTER SERVICES AGREEMENT") and together are referred to as the "Agreement".

For the purposes of this Statement of Work, the following words and expressions shall have the following meanings unless the context otherwise requires:

'Application'            shall have the meaning set out in Section A.1.

'Commencement            means the date of signature of this Statement of Work.
Date'

'Development Fee'        shall have the meaning given to it in Section E.1.1.

'Game Engine'            means the server-side roulette game engine developed
                         by the third party Orbis Limited and used under licence by the Customer.

'Reference Platform'     means a Sky Platform specific build of the OpenTV
                         middleware.

'Revenue Report'         shall have the meaning given to it in Section E.1.5.2

'Revenue Share'          shall have the meaning given to it in Section E.1.4.

'Sky'                    means BSkyB Limited.

'Sky Platform'           means the digital television networks in the Territory
                         owned and/or operated by BSkyB Ltd and its Associated
                         Companies deploying the Reference Platform.

'Term'                   shall have the meaning given to it in section H.

'Territory'              means the United Kingdom of Great Britain and Northern
                         Ireland,  Eire, the Channel Islands and the Isle of
                         Man.

A.   SERVICES DESCRIPTION & PROJECT SPECIFICATION

1. Under this Statement of Work, and based on the Project Specification the Service Providers shall develop and test (for the purposes of this Statement of Work, the "SERVICES") set top box ("STB") software applications of the full screen single player roulette game, the three quarter screen single player roulette game and the multiplayer roulette game ("THE APPLICATIONS") to be made available by the Customer via the Sky Platform. The parties hereto acknowledge that the terms of this Statement of Work have been written with reference to such testing and development and otherwise the Services being initially performed for the distribution of the Applications over the Sky Platform and that the provision of the Services are subject always to any limitation imposed by Sky on the Reference Platform.

2. The following documents shall unless otherwise agreed in writing between the parties constitute the Project Specification and define the Customer's requirements for the Services to be performed hereunder by the Service Providers:-

2.1  the section A.1 of this Statement of Work; and

2.2 the Project Plan to be subsequently agreed in writing between the parties (provided that if the parties, acting reasonably and in good faith, fail to so agree, Ladbrokes shall be entitled to stipulate a reasonable Project
     Plan); and

2.3 the document entitled "Ladbrokes Roulette Service: 1 Player Version" dated 20th December 2005 to be subsequently agreed in writing between the parties (provided that if the parties, acting reasonably and in good faith, fail to so agree, Ladbrokes shall be entitled to stipulate a reasonable specification). The specification for the 3/4 screen and multiplayer versions of the Applications shall be produced by TWTV as soon as reasonably practicable and subsequently agreed in writing between the parties (provided that if the parties, acting reasonably and in good faith, fail to so agree, Ladbrokes shall be entitled to stipulate a reasonable specification) (which together with the specification for the 1 player version referred to above shall comprise the "SPECIFICATION DOCUMENTS").

     (together the "PROJECT SPECIFICATION").

B.   DELIVERABLES

1.   CUSTOMER DELIVERABLES.

1.1 The Customer Deliverables as described in this Section B.1 shall comprise of all of the Customer Deliverables as contemplated by Section 2.1(c) of the Agreement.

1.2 The Customer shall at its sole cost and in accordance with the time lines set out in the Project Plan provide or procure the provision to the Service Providers of the "Customer Deliverables", these being:-

     1.2.1 The application program interface to the Game Engine and all supporting documentation, together with the right and licence to allow the Service Providers to develop code for operation with the Game Engine in accordance with this Statement of Work.

     1.2.2 Access to a development environment version of the Game Engine via the internet to enable the Service Providers to develop and test the integration code.

     1.2.3 All necessary commercial arrangements with the third party provider of the Game Engine to allow the Service Providers to undertake the Services under this Statement of Work.

     1.2.4 All commercial arrangements with Sky for the purposes of enabling live deployment of the Applications and any pre-deployment testing required to be under taken by SSSL.

     1.2.5 Access to Sky signing tools/digital keys or a facility which can sign OpenTV applications within one hour for over-air testing and broadcast during the period between 09.30 and 18.00 on business days. Outside of those hours the Customer shall use all reasonable endeavours to comply with this Clause 1.2.5.

     1.2.6 Text copy for the terms and conditions sections of the Applications.

     1.2.7 Access, physically or remotely as required, to Customer's hosting facilities to enable integration of the Applications.

     1.2.8 Any logos, trade marks or branding, in a usable format, that the Customer stipulates are to be used in the Applications from time to time.

2.   PROJECT DELIVERABLES.

2.1 The Project Deliverables as described in this Section B.2 shall comprise all of the Project Deliverables as contemplated by Section 2.1(d) of the Agreement.

2.2 The Service Providers shall in accordance with the time lines set out in the Project Plan provide or procure the provision of the "Project Deliverables", these being:-

     2.2.1 The Applications, to be branded pursuant to Section B.1.2.9 above, in accordance with the Customer's instructions from time to time and which shall include, in the manner stipulated by Ladbrokes from time to time, the terms and conditions referred to in Section B.1.2.7 in the form of compiled executable OpenTV applications. The Applications to be fully tested by the Service Providers and meet SSSL guidelines and to comply with the Specification Documents. The Applications shall be installed and configured by the Service Providers on the hardware described in paragraph B.2.2.5 below.

     2.2.2 The necessary server-side software in the form of compiled executable programs known as the "Zonemas servers" (the "ZONEMAS SERVERS") that enable communication between the Applications and the Game Engine. Such deliverables comprising of the compiled executable software programmes only. The Zonemas Servers shall be installed and configured by the Service Providers on the hardware described in paragraph
          B.2.2.5 below.

     2.2.3 Any bespoke software code for integration of the Applications and the Zonemas Servers with the Game Engine. Such code shall be installed, integrated and configured by the Service Providers.

     2.2.4 Any necessary documentation for supporting and operating the Applications.

     2.2.5 All hardware necessary to run the Zonemas Servers and the Applications and make them available for use by end users of the Sky Platform, as more particularly set out in the specification attached at Annex B of this Statement of Work. The parties shall agree in good faith appropriate support and maintenance responsibilities for the hardware. The Customer shall have the option to purchase such hardware on termination or expiry of this Agreement at such price as the parties agree in good faith (but which shall be no greater than the price paid by the Service Providers for such hardware).

C.   GENERAL

1. The provision of these Services and each party's obligations hereunder shall be governed by the terms and conditions of the Agreement and the terms and conditions of this Statement of Work. In the event of any conflict or dispute between the terms and conditions of the Master Services Agreement and the terms and conditions of this Statement of Work, the terms and conditions of this Statement of Work shall prevail except where explicitly provided for.

2. The Customer shall be responsible for providing or procuring the provision at its cost of all necessary third party licences, permissions, hardware, software, bandwidth, test channels and connectivity as necessary to enable the Customer to perform their obligations as contemplated by this Statement of Work.

3. The Service Providers shall be responsible for providing or procuring the provision at their cost of all necessary third party licences, permissions, hardware and software as necessary to enable the Service Providers to perform their obligations as contemplated by this Statement of Work. The Service Providers shall support and maintain the Project Deliverables as the Customer may reasonably require from time to time and the parties shall otherwise comply with the service level agreement set out in Annex A hereto.

4. Any Changes requested by the Customer to this Statement of Work (including, without limitation, any component of or deliverable comprised within the Project Specification) will be dealt with through the Change Control Request process as set out at Clause 2.5 and Schedule 1 of the Agreement.

5. The Customer understands that the Game Engine may require bug-fixes in order for the Service Providers to fulfil their obligations under this Statement of Work and undertakes that it will use all reasonable endeavours to fix (or have fixed) such bugs once notified of such requirements by the Service Providers. In the event that such bug fixes to the Game Engine delay timely delivery of the Project Deliverables, the Customer shall not hold the Service Providers liable in any way for such delays. In the event that such bug fixes to the Game Engine are not available in a timely manner and the Service Providers are not able to provide an alternative solution, or a fix to the Game Engine, such work will not be considered as part of the Services for which the fixed Development Fee is payable, but will be dealt with through the Change Control Request process.

6. The parties shall agree appropriate credits for the Service Providers to appear solely within the 'Help' section of the Applications before they are launched.

D.   PROJECT STAGES

     The performance of each party's obligations hereunder shall be undertaken strictly in accordance with the Project Plan, unless otherwise agreed between the parties separately in writing or as a result of a Change Control Request.

E.   PRICE & PAYMENT TERMS

1.   DEVELOPMENT FEE AND REVENUE SHARE

1.1 The Service Providers shall perform the Services in consideration for the payment by Customer to the Service Providers of:

     1.1.1 the fixed fee of (pound)30,000 (the "DEVELOPMENT FEE"), comprising (pound)15,000 in respect of TWTV and (pound)15,000 in respect of Z4P; and

     1.1.2 revenue shares as more particularly described in Section E.1.4 below (the "REVENUE SHARE").

1.2 The Development Fee and Revenue Share includes all fees and expenses payable by the Customer to the Service Providers under this Statement of Work for the Project Deliverables.

1.3 The Customer, at the date of signature of this Statement of Work, shall provide the Service Providers with a valid purchase order for the full Development Fee, which the Service Providers shall invoice against as follows:-

     1.3.1 immediately in respect of fifty per cent (50%) of the Development
          Fee;

     1.3.2 a further fifty per cent (50%) of the Development Fee on launch of the Applications for access by end users on the Sky Platform.

1.4 The Customer shall within 10 Business Days of the end of each calendar month send (including by way of e-mail) to TWTV a statement setting out Net Revenue and all deductions used in calculating Net Revenue (as defined in paragraph 1.4B below) in respect of such calendar month and the Revenue Share (as defined below). The Service Providers shall, within 10 Business Days of receipt of such statement, issue an appropriate invoice to the Customer and, subject to paragraph 1.4A below, the Customer shall make payment to the Service Providers in accordance with Clause 3 of the Agreement. The Service Providers (together) shall be entitled to the following revenue shares for each of the Applications (provided that for the purposes of this Section E.1.4, the full screen single player roulette game and the three-quarter screen single player roulette game shall be treated as a single Application) (the "REVENUE SHARE"):

          30% of the first (pound)500,000 of cumulative Net Revenues during the Term for each of the Applications;

          25% of the next (pound)250,000 of cumulative Net Revenues during the Term for each of the Applications;

          20% of the next (pound)250,000 of cumulative Net Revenues during the Term for each of the Applications;

          15% of the next (pound)250,000 of cumulative Net Revenues during the Term for each of the Applications; and

          10% of cumulative Net Revenues thereafter during the Term for each of the Applications.

1.4A If Net Revenue in respect of any calendar month is a negative amount, an amount equal to that negative amount shall be carried forward and deducted from Net Revenue (prior to any sharing of Net Revenue in accordance with paragraph 1.4 above) for the subsequent calendar month. If such a deduction results in (or increases) a negative Net Revenue for such subsequent month, an amount equal to such negative amount shall be carried forward and deducted from Net Revenue (prior to any sharing of Net Revenue in accordance with paragraph 1.4 above) for the subsequent calendar month and so on until such time as Net Revenue in a calendar month (after any such deduction) is a positive amount. For the avoidance of doubt, where Net Revenue (whether before or after any deduction made pursuant to this paragraph 1.4A) is a negative amount, no Revenue Share shall be payable to the Service Providers.

1.4B Where "NET REVENUE" shall mean the gross revenues from the stakes placed using the Applications less the following deductions (and any irrecoverable VAT on each thereof):

     (a) gross profit tax paid to HMRC and/or any other betting duties or taxes (including reasonable provisions in respect thereof) and/or other statutory deductions or payments to licensing authorities in respect of such gross revenues as notified by the Customer to the Service Providers from time to time;

     (b)  winnings and returned stakes paid to end users;

     (c) 25% of 'gross win' less gross profit tax (which percentage the parties acknowledge is payable to SSSL);

     (d) broadcast bandwidth cost of (pound)120,000 per Mb/s per year, or the rate actually paid by the Customer if it is any lower;

     (e)  PoP On Line re-charge of 1p per connection;

     (f) any charges or revenue share payable to Sky Interactive (being 15% of 'gross win' less gross profit tax or 25% of 'gross win' less gross profit tax in respect of bets placed via the AtTheRaces channel);

     (g) transactions which are reversed by instruction from the card-holder's bank (commonly referred to as charge backs) and/or which are otherwise ultimately not received by the Customer and/or which are otherwise attributed to fraud;

     (h) charges levied by electronic payment and/or credit card organisations in respect of such monies received, such charges to be capped at 4.5% of Net Revenue; and

     (i) the cost of any 'free bets' or 'free chips' provided to users as a promotional or marketing activity and which are used as stakes on the Applications.

1.5 All DEVELOPMENT FEES and REVENUE SHARE shall be paid by the Customer to TWTV. TWTV shall split such monies between the Service Providers on a 50/50% basis.

     1.5.1 TWTV shall receive all DEVELOPMENT FEES and REVENUE SHARE from Customer as per Clause 3.2.1 of the Agreement.

     1.5.2 TWTV shall issue Z4P with a report detailing the total sum of Net Revenues generated by the Customer, the total Net Revenues received by TWTV and Z4P's share of the Net Revenues (the "REVENUE REPORT")

     1.5.3 Immediately upon receipt of the Revenue Report, Z4P shall issue TWTV with an invoice for Z4P's share of the Net Revenues, to be paid to Z4P within five (5) days of the receipt of such invoice by TWTV.

1.6 Any changes requested by the Customer to this Statement of Work (including any component of or deliverable comprised within the Project Specification) or any other additional work outside the scope of this Statement of Work will be dealt with through the Change Control Request process set out in
     Schedule 1.

2.   AUDIT RIGHTS IN RELATION TO DEDUCTIONS

     The Service Providers shall have the right at their own expense to appoint an independent auditor to inspect or audit the Customer's records and accounts for the purpose of verifying the Net Revenue and any deductions made by the Customer in accordance with paragraph E.1.4 above during the period not exceeding 12 months from the date the audit commences, such audit to be undertaken no more than once in every twelve (12) month period during the Term and once in the twelve (12) month period following the expiry of the Term, and on not less than thirty (30) days' prior written notice to the Customer and subject always to such independent auditor signing a confidentiality agreement with the Customer on terms reasonably acceptable to the Customer.

3.   PAYMENT TERMS

3.1 All invoices submitted by the Service Providers to the Customer shall be payable on thirty (30) days terms.

3.2. The fees set out above in this section E fall under the definition of "Price" as per the Agreement.

3.3 All sums payable under this Agreement are exclusive of and subject to Value Added Tax and any other duties and/or taxes which may become due and payable from time to time.

F.   INTENTIONALLY DELETED

G.   INTENTIONALLY DELETED

H.   TERM

1. This Statement of Work shall be for a period from the date of signature of this Statement of Work for a period of five (5) years ("TERM") and shall continue automatically for further periods of one (1) year unless and until terminated by either party on ninety (90) days' prior written notice to take effect no earlier than the end of the 5th year.

2. Without prejudice to the obligations of the Service Providers under the service level agreement set out in Annex A the warranty set out in Clause
     6.1.4 shall only apply to each Application under this Statement of Work for the duration of the following warranty period: from the time that the relevant Application is launched until the end of a period of nine (9) months following the time when the Customer stops making available the relevant Application.

I.   UNDERTAKING

     The Service Providers (together or separately) undertake not to develop and/or provide (and/or assist any third party to develop and/or provide) to any third party any roulette game which is identical or substantially similar to the look and feel of any version of the roulette game to be developed by the Service Providers for the Customer pursuant to this Agreement For the avoidance of doubt and subject to the foregoing, the Customer acknowledges that the Service Providers shall be free to create and develop other software versions of the casino game commonly known as "roulette" for other third parties

IN WITNESS WHEREOF, the parties have caused this Statement of Work to be executed by persons duly authorized as of the date stated below.

Date:  April 17, 2006


Customer                             TWTV


By: /s/ David Briggs                 By: /s/ Jean de Fougerolles
---------------------------          ---------------------------
Name:   David Briggs                 Name:   Jean de Fougerolles
Title:  Maneging Director            Title:  Chief Executive Officer

                                     Z4P


                                     By: /s/ Shimon Citron
                                     ---------------------------
                                     Name:   Shimon Citron
                                     Title:  Chief Executive Officer

                                     ANNEX A

                             SERVICE LEVEL AGREEMENT

A.   FAULT ESCALATION:

     Should either the Service Providers or Customer's staff have any technical queries with the Service or have a need to advise each other of any platform related issues (including Faults), all calls and/or emails (as appropriate) should be directed to the persons listed below in the first instance.

1.1  TWTV

       INITIAL CONTACT POINT
       ---------------------
       NAME                       POSITION              TELEPHONE                 EMAIL
       ----                       --------              ---------                 -----
       Customer Helpdesk          Customer Helpdesk     020 7665 4434             ladbrokessupport@twowaytv.co.uk

       FIRST ESCALATION
       ----------------
       NAME                       POSITION              DIRECT LINE               OTHER
       ----                       --------              -----------               -----
       Ben Tyson-Norrman          DTV/IT Manager        +44 (0) 7976 230429       ben@twowaytv.com

       ZONE 4 PLAY
       -----------
       Gili Levy                  VP - R&D              +972 3 647 1884           gil@zone4play.com


1.2  Customer

       INITIAL CONTACT POINT (DURING BUSINESS HOURS)
       ---------------------------------------------
       NAME                       POSITION              DIRECT LINE                OTHER
       ----                       --------              -----------                -----
       Technical issues:          Senior Project        020 8515 5262              reena.parmar@ladbrokes.co.uk
       Reena Parmar               Manager               (mobile: 07855 275737)


       Commercial issues:         Product Development   020 8515 5299              robert.davenport@ladbrokes.co.uk
       Rob Davenport              Manager               (mobile 07977 036042)

       FIRST ESCALATION (OUTSIDE BUSINESS HOURS)
       -----------------------------------------
       NAME                       POSITION              DIRECT LINE                OTHER
       ----                       --------              -----------                -----
       Technical issues:          Infrastructure        07855 275 754              daniel.matlock@ladbrokes.co.uk
       Daniel Matlock             Administrator

       Technical issues,          Senior Project        020 8515 5262              reena.parmar@ladbrokes.co.uk
       alternative contact:       Manager               (mobile: 07855 275737)
       Reena Parmar

       Commercial issues:         Product Development   020 8515 5299              robert.davenport@ladbrokes.co.uk
       Rob Davenport              Manager               (mobile 07977 036042)


B.   SUPPORT

1.   SUPPORT:

1.1 The Service Providers will provide the Customer with Support for the Term of this Agreement. Support will comprise the correction of Faults. In this Service Level Agreement, references to any "FAULT" shall mean a complete or partial failure or function degradation of all or any part of any Project Deliverable which constitutes non-compliance with the Project Specification and/or which significantly adversely impacts on an end user's experience of the Applications as made available from time to time on the Sky Platform which is solely caused by the Project Deliverable's non-compliance.

1.2 The Service Providers offer direct maintenance and Fault Resolution services for faults in its own hardware platform and software, and support to resolve any issues that there may be with third party systems or services ("EXTERNAL FAULT"). Customer recognises that the Service Providers are not in a position of direct control over third party systems and therefore cannot be responsible for or guarantee Resolution of any External Fault.

2.   HELPDESK

     The Customer will be able to use the numbers and/or e-mail addresses set out in A.1.2 above (the "CUSTOMER HELPDESK") to contact personnel at the Service Providers to report Faults 24 hours a day, 365 days a year and to order services or make enquiries and obtain other technical support during Business Hours on Business Days. Such personnel shall be suitably trained and the Service Providers shall ensure that the Customer Helpdesk is staffed by an appropriate number of staff at all times during the Term.

3.   FAULT REPORTING AND FAULT REPAIR

3.1  The Customer will report Faults in the Service via the Customer Helpdesk.

3.2 Prior to making a Fault report or support call, the Customer must use reasonable diagnostic testing to determine that, to the reasonable belief of the Customer, it is the Service and/or any Project Deliverables which is responsible for the Fault and not any External Fault, other associated system or connectivity. The Customer shall not be liable to the Service Providers for any losses, costs and/or expenses if the Service Providers subsequently discovers that the Fault is caused by any system or connectivity other than the Service and/or any Project Deliverable provided that the Customer uses the reasonable diagnostic testing referred to above.

3.3 Where the Customer reports a Fault in the Service and/or any of the Project Deliverables or makes a request for assistance, an initial assessment will be undertaken by TWTV, a Fault reference provided and a priority level discussed and agreed with the Customer.

3.4 Progress updates will be provided by the Service Providers in writing or by telephone to the Customer:-

     3.4.1 on a regular basis during Business Hours;

     3.4.2 on resolution of the Fault; and

     3.4.3 on any change of anticipated resolution target time.

4.   SERVICE RESTORATION

     Each of the priorities has the associated target clearance time set out below. The Service Providers shall use best endeavours to Resolve Faults in accordance with such target times.


 SERVICE LEVEL       TARGET FOR RESOLUTION            IMPACT OF FAULT
 -------------       ---------------------            ---------------
Priority 1 Faults   99% Resolution within 4      The Service and/or any Project
                    hours of reporting of        Deliverables is not operational
                    Fault to TWTV                or is inaccessible to end users
                                                 of the Sky Platform;

Priority 2 Faults   99% Resolution by the end    Service is degraded, and/or
                    of the next Business Day     there is a marked reduction in
                    after reporting of Fault     time to access the Service
                    to TWTV                      and/or any Project Deliverables
                                                 and/or a problem causing
                                                 significant reduction in
                                                 functionality

Priority 3 Faults   95% Resolution within 5      The Service and/or any Project
                    Business Days of reporting   Deliverable is experiencing
                    of Fault to TWTV             minor problems but is
                                                 functioning substantially.

Without prejudice to the foregoing, the Service Providers shall, in any event, ensure that:

     o all Priority 1 Faults are Resolved within 24 hours of the relevant Fault being reported;

     o all Priority 2 Faults are Resolved within 2 Business Days of the relevant Fault being reported; and

     o all Priority 3 Faults are Resolved within 10 Business Days of the relevant Fault being reported.

For the purposes of this Service Level Agreement above "RESOLUTION" shall mean providing either:

     (a)  a fix for the Fault; or

     (b) a workaround to the Fault, provided that such workaround does not significantly adversely impact on the end user experience of the Sky Platform who use the Applications from time to time and further provided that such workaround does not result in any costs or expenses for the Customer; or

     (c) a plan agreed with the Customer in good faith with reasonable timelines, bearing in mind the priority of the Fault, and impacts to fix the Fault which Fault the Service Providers shall fix within the timeline specified in such plan.

And "RESOLVE" and "RESOLVED" shall be construed accordingly.

5.   PLANNED MAINTENANCE

     The Service Providers may schedule maintenance of the Service where necessary to avoid Faults. Where possible such maintenance will be scheduled to take place during low usage periods. Before undertaking any such maintenance TWTV will give the Customer as much notice as possible, and whenever practicable will agree with the Customer when the Services will be suspended. In any event, TWTV shall not conduct maintenance in excess of 12 hours in aggregate during any calendar month.